Exhibit 99.1

Bellicum Pharmaceuticals Reports Third Quarter 2015 Financial Results and Recent Program Updates

Pediatric patients with beta thalassemia, SCID, and Wiskott-Aldrich Syndrome are disease-free following haplo transplant with BPX-501 T cells

Additional details of ongoing BPX-501 trial and adoptive T cell programs to be presented at ASH 2015

HOUSTON, TX - November 9, 2015 - Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the third quarter of 2015 and provided an update on recent developments.

“During the third quarter we continued to make good progress in the advancement of our stem cell transplant, CAR-T and TCR programs,” said Tom Farrell, President and Chief Executive Officer of Bellicum. “We are particularly excited about the interim data that will be presented at ASH 2015 that underscore the potential of our lead product candidate BPX-501 to improve outcomes for patients with blood cancers and inherited blood diseases undergoing haplo transplantation. BPX-501 could be used in the treatment of over 60 rare diseases, enabling a potential curative transplant for many of those disorders, including sickle cell disease, where treatment-related mortality has severely limited the adoption of allogeneic transplantation."
Added Mr. Farrell, “We are also looking forward to multiple presentations at ASH highlighting our CAR-T and TCR adoptive cell therapy programs and the power of our cellular control technologies. We continue to anticipate that three new product candidates, BPX-601, BPX-701, and BPX-401 will be initiating clinical development in the first half of 2016.”
Program Updates:

•
BPX-501 at ASH 2015: Company to present interim data from the BP-004 ongoing Phase 1/2 clinical trial. Bellicum will present initial data in malignant and non-malignant blood diseases at the upcoming 26th Annual Meeting of the American Society of Hematology in early December in Orlando, Florida. The open label dose escalation trial in pediatric patients is evaluating whether BPX-501 T cells from a haploidentical donor, administered following a T-depleted hematopoietic stem cell transplant (HSCT), are safe and can enhance immune reconstitution.

•	Enrollment in the BP-004 trial continues at a strong pace at sites in Europe and in the U.S., with 53 pediatric patients enrolled as of October 31st, including one patient with sickle cell disease.

•
Among non-malignant patients in the trial treated to date are four children with beta thalassemia major (in its most severe form, the β0/β0 type) who have successfully undergone the HSCT transplant procedure with the add-back of BPX-501 gene-modified T cells. Within two weeks of the transplant procedure all patients became blood transfusion-independent. All four patients are alive, disease-free and remain transfusion-independent.

•
At a medical symposium in Parma, Italy in early September, principal investigator Dr. Franco Locatelli shared initial outcomes from this ongoing trial. His presentation included the first 15 children enrolled in the clinical study with non-malignant inherited disorders (four with severe combined immunodeficiency (SCID), three with Wiskott-Aldrich Syndrome, four with Fanconi anemia, three with beta thalassemia, and one with hemophagocytic lymphohistiocytosis) who received the BPX-501 T cell add-back following HLA-partially matched family donor HSCT. In all cases, the BPX-501 T cells engrafted and expanded with no secondary graft failures. Grade II skin-only graft versus host disease (GvHD) was observed in one patient, and promptly resolved with topical steroids. None of the patients so far have developed chronic GvHD, and all are alive and disease-free.

•
BPX-601 preclinical data to be presented at ASH 2015. Bellicum continues to advance its first GoCAR-T™ product candidate, containing our proprietary iMC (inducible MyD88/CD40) activation switch, designed to treat solid tumors expressing prostate stem cell antigen (PSCA). The Company expects to file an IND for the initial indication of pancreatic cancer by the end of 2015. In addition to pancreatic cancer, PSCA is also expressed in prostate, ovarian, bladder, esophageal and gastric cancers. BPX-601 is differentiated from traditional CAR-T therapies with an MC co-stimulatory domain that is activated by administration of rimiducid.

•
BPX-401 CIDeCAR™ preclinical data to be highlighted in an oral presentation at ASH 2015. BPX-401, a CIDeCAR™ product candidate incorporating Bellicum’s proprietary MC co-stimulatory domain and the CaspaCIDe® safety switch, is designed to target blood cancers expressing CD19. BPX-401 is expected to enter the clinic in the first half of 2016.

•
BPX-701 progressing toward the clinic. Bellicum continues to advance its proprietary T cell receptor (TCR) product candidate designed to target solid tumors expressing the preferentially-expressed antigen in melanoma, or PRAME. The Company has identified clinical sites for its BPX-701 CaspaCIDe®-enabled TCR product candidate and expects to file an IND by the end of 2015, initially for the indications of PRAME-expressing sarcomas and uveal melanoma.

Third Quarter and Nine Months Ended September 30, 2015 Financial Results:

Bellicum reported a net loss of $13.4 million for the third quarter of 2015 and $31.7 million for the nine months ended September 30, 2015, compared to a net loss of $4.1 million and $9.7 million for the comparable periods in 2014. The results included non-cash, share-based compensation charges of $2.3 million and $5.9 million for the third quarter and nine months ended September 30, 2015, respectively, and $0.1 million and $0.2 million for the comparable periods in 2014. As of September 30, 2015, cash and investments totaled $163.2 million.
Grant revenues were $0.1 million and $0.2 million for the three and nine months ended September 30, 2015, respectively, and $0.7 million and $1.8 million during the comparable periods in 2014. The decrease in grant revenues was primarily due to the June 2014 expiration of the Company’s grant award from the Cancer Prevention and Research Institute of Texas.
Research and development expenses were $9.8 million and $23.5 million, respectively, for the three and nine months ended September 30, 2015, compared to $2.3 million and $7.9 million during the comparable periods in 2014. The higher expenses in the 2015 periods were primarily due to an increase in manufacturing and clinical expenses as a result of increased patient enrollment in our BPX-501 clinical trials, increased expenses for the IND-enabling activities on the Company’s CAR-T and TCR product candidates and increased personnel and infrastructure costs.
General and administrative expenses were $3.9 million and $8.9 million, respectively, for the three and nine months ended September 30, 2015, compared to $1.3 million and $2.3 million during the comparable periods in 2014. The increased G&A expenses in 2015 were due to the growth of the organization and the costs associated with operating as a public company.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. The Company is using its proprietary Chemical Induction of Dimerization, or CID, technology platform to engineer and control components of the immune system in real time. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation, or HSCT, and CAR-T and TCR cell therapies. More information can be found at www.bellicum.com.

*CaspaCIDe® and DeCIDe® are trademarks registered with the U.S. Patent and Trademark Office. CIDeCAR™ and GoCAR-T™ are trademarks of Bellicum Pharmaceuticals.

Forward-Looking Statement

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing and success of our clinical trials, including the rate and progress of enrollment in such trials; the timing of an IND filing for BPX-601 and BPX-701; our research and development activities and expenses relating to BPX-501, BPX-401, BPX-601, BPX-701, CaspaCIDe, and GoCAR-T; the effectiveness of BPX-501, its possible range of application and its potential curative effects and safety in the treatment of blood cancers and inherited blood diseases; and the potential applications and effectiveness of our product candidates, including as compared to other treatment options and competitive therapies. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2014 and our Report on Form 10-Q for the quarter ended June 30, 2015. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

CONTACTS
Investors:
Alan Musso, CFO
Bellicum Pharmaceuticals
832-384-1116
amusso@bellicum.com
or
Media:
Brad Miles
BMC Communications
646-513-3125
bmiles@bmccommunications.com

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Balance Sheets
(in thousands)
			September 30,	December 31,
			2015	2014
Current Assets:
Cash and cash equivalents			$92,487	$191,602
Investment securities, available-for-sale - short-term			20,744	—
Receivables and other current assets			2,090	1,620

Non-Current Assets:
Investment securities, available-for-sale, long-term			50,018	—
Property and equipment, net			6,323	2,427
Other assets, net			446	145
Total assets			$172,108	$195,794

Current Liabilities:
Accounts payable and other accrued liabilities			$4,849	$3,372
Other current liabilities			170	264

Long-Term Liabilities:
Other liabilities, net of current portion			984	522

Total Stockholders' Equity			166,105	191,636
Total liabilities and stockholders' equity			$172,108	$195,794

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Grant Revenues	$57	$660	$248	$1,766

Operating Expenses:
Research and development	9,792	2,257	23,522	7,881
General and administrative	3,882	1,300	8,856	2,332
Total operating expenses	13,674	3,557	32,378	10,213
Operating loss	(13,617)	(2,897)	(32,130)	(8,447)

Interest income (expense), net	209	(1,199)	430	(1,220)
Net Loss	$(13,408)	$(4,096)	$(31,700)	$(9,667)
Preferred stock dividends	—	(328)	—	(1,432)
Net loss attributable to common shareholders	$(13,408)	$(4,424)	$(31,700)	$(11,099)

Net loss per share attributable to common
shareholders, basic and diluted	$(0.51)	$(2.08)	$(1.21)	$(5.45)
Weighted-average common shares outstanding, basic and diluted	26,376,456	2,124,247	26,301,914	2,036,691

Net loss	$(13,408)	$(4,096)	$(31,700)	$(9,667)
Other comprehensive loss:
Unrealized loss on investment securities	—	—	(204)	—
Comprehensive loss	$(13,408)	$(4,096)	$(31,904)	$(9,667)